Filed Pursuant to Rule 424(b)(5) and 424(c)
Registration No. 333–161648
Amendment No. 2 dated October 3, 2011 to
PROSPECTUS SUPPLEMENT dated December 22, 2010
(To Prospectus dated September 15, 2009)

441,274 SHARES OF COMMON STOCK

BEACON POWER CORPORATION

This prospectus supplement amends the prospectus supplement dated December 22, 2010 (as previously amended May 24, 2011), in order to reflect an amendment to the exercise price of certain warrants described therein and is being filed to include information set forth in our Current Report on Form 8-K relating to the amendment, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus dated September 15, 2009 and the prospectus supplement dated December 22, 2010, each of which are to be delivered with this prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “BCON.”  On October 3, 2011, the closing sales price of our common stock was $0.44 per share.

Investing in our securities involves significant risks. See the sections entitled “Risk Factors” on page S-10 of the prospectus supplement dated December 22, 2010, to which this amendment relates, and on page 20 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as supplemented in subsequent quarterly reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 3, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2011

BEACON POWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31973	04-3372365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Middlesex Road

Tyngsboro, Massachusetts 01879

(Address of Principal Executive Offices)  (Zip Code)

(978) 694-9121

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information set forth in Item 3.03 of this Current Report with respect to the amendment of the warrants described in that item is incorporated herein by this reference.

Item 3.03.  Material Modification to Rights of Security Holders.

On October 3, 2011, the Registrant entered into an amendment with a holder of a common stock warrant (the “Holder”) originally issued on October 23, 2010, to purchase 441,274 shares of common stock.  The amendment changes the exercise price of the Holder’s warrant from $2.2056 (as adjusted through September 15, 2011) to $0.30. All other terms of the warrant remain the same.  In connection with this amendment, the Holder agreed to exercise the warrants in part and delivered an exercise notice to purchase 250,000 shares subject to the warrants.  By taking these actions, the Registrant reduces the number of warrants outstanding and accelerates the receipt of proceeds from exercise of the warrants.  Proceeds to the Registrant from the exercise of the warrants are expected to be $75,000 before expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON POWER CORPORATION

Dated: October 3, 2011	By:	/s/ James M. Spiezio
James M. Spiezio
Chief Financial Officer